Exhibit 99.1

TRIMERIS, INC.

2Q 2003 Financial Results Conference Call

July 22, 2003

6:00 pm ET

Operator:	Good afternoon, my name is (Michael) and I will be your conference facilitator today. At this time, I would like to welcome everyone to the Trimeris second quarter 2003 earnings release call.

All lines have been placed on mute to prevent any background noise and after the speaker’s remarks; there will be a question and answer period. If you would like to ask a question during this time, simply press the star then the number 1 on your telephone keypad. If you would like to withdraw your question, please press the pound key.

This conference call may contain projects, estimates and other forward looking statements that involve a number of risks and uncertainties including those discussed in Trimeris’ filings with the Securities and Exchange Commission. Among the factors that could cause actual results to differ materially are the following. There is uncertainty regarding the success of our research and development activities, regulatory authorizations and product commercializations. The results of our previous clinical trials are not necessarily indicative of future clinical trials and our drug candidates are based upon novel technology are difficult and expensive to manufacture and may cause unexpected side effects.

For a complete description of these risks, please see Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 27, 2003, and its periodic reports filed with the SEC. Actual manufacturing and commercialization results may differ from previous results and from current projections. While the information presented in this call represents management’s current judgment on future direction of the Company’s business, such risks and uncertainties could cause actual operating results to differ materially from any future performance suggested herein. Trimeris undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date hereof. Thank you.

At this time, I would like to turn the call over to Dr. Bolognesi. Doctor, you may begin your conference.

Dani Bolognesi:	Good evening and thanks for joining us for our second quarter 2003 conference call. We welcome those of you participating by phone as well as those of you listening over the Internet. Notice of the call on the Internet site was included with a press release issued this afternoon. With me are Nick Ellis, President, Bob Bonczek, Chief Financial Officer, Walter Capone, Vice President of Commercial Operations, and Tim Creech, Vice President of Finance of Trimeris.

I will start with a brief summary of our financial results for the second quarter of 2003 as discussed in the press release. For the second quarter, Trimeris reported a loss of $18.1 million or 84 cents per share compared with a loss of $16.7 million or 89 cents per share in the second quarter of 2002. As you know, the commercial launch of FUZEON began on March 27, just two weeks after receiving FDA accelerated approval. The second quarter was therefore the first full quarter for which we recorded FUZEON revenues. Net sales for the quarter were $4.3 million in the United States.

Trimeris records FUZEON sales when Chronimed allocates drug kits for shipment to patients following receipt of a prescription and reimbursement confirmation. Cash payment from Roche is received in the subsequent order. Sales outside of the United States were $870,000 for the quarter. Cash and investments totaled $123 million at June 30, 2003 looking forward for the rest of 2003, our expectation for full year results are as follows; research and development costs including our portion of the expenses shared with Roche are expected to range from $45 – $50 million. General and administrative expenses excluding any sales and marketing expense are expected to range from $12 – $15 million. Interest income is expected to range from $1.5 – $2 million.

For the third quarter of 2003, research and development and general and administrative expenses should be slightly higher than the amount incurred in the second quarter. Sales and marketing costs for FUZEON include direct marketing expenses; sales force expenses, phase IIIb/IV studies and other related costs and are included in the corroboration loss on our statement.

Based on our analysis we expect our share of total FUZEON sales and marketing expenses for 2003 to be consistent with the guidance provided on our last call. In connection with the approval of FUZEON in the European Union, which we announced on May 27, we received a $5 million milestone payment from Roche. We will also receive a $2.5 million milestone for achieving certain manufacturing goals. These milestones along with our previous milestones will be amortized from the date of receipt through mid-2007. As a result, milestone revenue for 2003 is expected to be approximately $3 million.

The second quarter of 2003 proved to be an eventful one for Trimeris, as we along with our partner Roche continued our work to make the FUZEON launch a success. We are making progress on all fronts including manufacturing, patient and clinician uptake, reimbursement and demonstrated clinical benefit for patients. Let me walk you through each of these key areas.

Our collaboration is continuing to build greater efficiencies in for the manufacturing process in order to increase FUZEON supply. Our work in this arena has been going very well. The timing and implementation of process improvements and capacity expansion have been achieved earlier than expected. The amount of drug produced per batch has improved and the number of batches we have produced has tracked on the upper end of the predicted range. In addition, in December of last year, we indicated that we were making modifications to the manufacturing process by adding a new piece of equipment, specifically a second chromatography column. This equipment was installed ahead of schedule and is currently undergoing qualification.

Trimeris and Roche recently announced that we are on track to be able to provide FUZEON for up to 18,000 patients worldwide, which includes 12,000 patients in the U.S. By the end of 2003, that is, including allocations of a six-month safety supply of drugs for each patient on FUZEON. Contributing to the additional supply are the improvements to the manufacturing process that I just described earlier, as well as the fact that approval, reimbursement and launch were somewhat later than expected in several European markets. More specifically, as European launches have been slower than forecasted due to country-by-country reimbursement negotiations, the allocated patient supply and the company safety stock is available for patients in 2003. The slower roll out of the manufacturing improvements are roughly equal in their contribution to the supply increases for 2003.

At the end of the second quarter or three months into the launch, the total patient demand has grown to 4, 500. This figure is composed of over 2,250 patents on drug, while the remainder of the demand includes prescriptions with verified reimbursement awaiting shipment, prescriptions with pending reimbursement validation and patients waiting to be transitioned from clinical and early access programs to commercial supply. The transition for clinical and early access program patients has gone well with about 75% of these patients now receiving commercial supply.

As mentioned on our first quarter poll in May, there was a significant influx or prescriptions for FUZEON in the days immediately following FDA approval, which has since transitioned into a steady trend of increasing new prescriptions each month. At the end of the second quarter, we were receiving approximately 1,000 new patient prescriptions per month, which excludes clinical trial and early access patient transitions. With no further improvements to the 1,000 script per month rate, we are on track to achieve our objective to having 8 – 10,000 patients in the U.S. receiving FUZEON by year-end.

This script rate is significant also because if it is maintained over the next – over the 2004-year period, with no further acceleration – then 20 – 22,000 patients in the U.S. will be receiving FUZEON by year-end. We believe that several factors may contribute to enhance rates of new patient prescriptions in the coming months. The recent positive news from Roche regarding the improvements in FUZEON manufacturing imparts a welcome message to those prescribers concerned about the drugs availability. Roche and Chronimed are also working diligently to increase the number of payers reimbursing FUZEON while at the same time adding additional resources and systems to reduce the time of prescription processing and drug shipments to the patient.

In addition, Trimeris and Roche intend to expand the focus of our education and promotional efforts of FUZEON beyond healthcare providers. This will make more product information and education directly accessible to people infected with HIV.

Lastly, the 48 week clinical data supports and extends the 24 week results and displays compelling activity in patients started early on therapy. The very positive viralogic and immunologic response seen in FUZEON patients through 48 weeks combine with a high rates of persistence after initiating therapy will provide clinicians with further confidence in prescribing FUZEON.

We are pleased with the widespread adoption of FUZEON by healthcare providers. At the time of launch, we were working with an initial base of 250 clinicians who had experienced FUZEON. On our last call in May, we announced how we had expanded the number of physicians prescribing FUZEON to 750 out of the 2,000 physicians who prescribe the most HIV drugs in the United States. And now, just a few months after launch, we have over

1,000 of the top 2,000 physicians prescribing FUZEON leading to the increased rate of new prescriptions per month.

The experiences convey to us from both HIV treating clinicians and patients since they launch of FUZEON, are both compelling and insightful. Clearly they have encountered logistical and administrative issues with regard to clarification or reimbursement status or prescription processing as well as budget shortfalls for some public payers that actually preceded the launch of the FUZEON. At the same time, there have been impressive successes reported from clinicians and patients.

Clinicians involved in early clinical trials with FUZEON have patients who started treatment with virtually no immune system function and viral lodes in the tens of millions. Some of these same patients now have CD4 counts similar to non-HIV infected people. Undetectable levels of HIV in their blood and have continued on FUZEON therapy for over three years. Other clinicians starting with FUZEON through the early access program have seen similar and dramatic biologic an immunologic responses in some of the most critically ill patients and have often seen their patients adjust to twice daily injections with few or no injection sight reactions.

Based on these experiences, these clinicians are now increasing their use of FUZEON in patients with somewhat less advanced HIV disease. Other physicians who had no FUZEON experience had heard the clinical success stories from colleagues or have had TORO 1 trial patients come to them for ongoing care. Many of these clinicians encouraged by the results they have seen are initiating therapy with FUZEON to gain experience in their own patients. The cases that I described here are not isolated, but are part of the early and growing number of outcomes we hear about each day.

To be sure, FUZEON is not expected to succeed in every case, however, numerous HIV treating physicians with significant experience in the field have indicated the clinical results they are seeing with FUZEON are remarkable. At the same time, patient acceptance and ease of use of the drug with appropriate training has expanded the range of patients whom they believe could benefit from the drug.

Overall, reimbursement and coverage for FUZEON are proceeding well. As we have obtained reimbursement for the vast majority of covered patients. The success we have had to date with reimbursement demonstrates the acknowledged need for this important drug. But there is more to be done to meet our goals for the reimbursement of FUZEON. Throughout the second quarter we steadily increased the number or payers reimbursing FUZEON. The overall HIV payer landscape is comprised of approximately 50% public payers and 45% private.

Currently 100% of state Medicaid programs in the District of Columbia have added FUZEON to their list of reimbursable products. The Veteran’s Administration, which cares for 5 to 10% of all HIV patients in the U.S., has also been covering FUZEON.

Roche has made great strides in their discussions with U.S. AIDS drug assistance programs as 19 state ADAPs are currently covering FUZEON. This includes 11 of the top 20 prevalent states in the U.S. or greater than 50% of the lives covered under ADAP programs, compared to a total of 11 state ADAPs and only four of the largest 20 programs achieved in mid May. As we anticipated in our first quarter call in May, we have seen an increase of ADAP coverage of FUZEON as these plans have finalized their budgets for the next fiscal year, which for many began in July. A few larger states, most notably California, are delayed in their ADAP budgeting process. And we are hopeful that the situation in these states will come to a successful conclusion within the next few months.

Virtually all private payer managed care plans are covering FUZEON. However, with some of the larger plans, we still face some challenges to clarify benefit status, achieve positive pharmacy and therapeutic committee reviews and determine co-payment status. We are working on each of these issues and are confident that they will be resolved in the short term.

As we promised you in our last call, we have worked to successfully decrease the average prescription fulfillment time to approximately ten to 14 days, down from the three or more weeks previously reported. Further improvements in reimbursement validation and prescription coverage are expected in the coming weeks. In addition the ongoing support of clinicians in preparing patients to initiate FUZEON therapy should assist in the shortening – in shortening the time between receipt of coverage and shipment of drug.

Our third quarter update should reflect the progress achieved on both of these fronts. In the rest of the world, FUZEON has just recently become commercially available in the U.K., Germany, Switzerland, Austria, Sweden and Norway, with the Netherlands launching this week. Regulatory approval in Canada was recently received and special license sales programs are underway in France and Spain. We expect the remaining European Union countries to complete reimbursement discussions in the fall. We will keep you apprised of the subsequent FUZEON launches in Europe as they occur.

Now I’d like to give you an update on the data that was present at the international AIDS conference recently. The positive clinical data we continue to generate has greatly helped the FUZEON launch. Trimeris and Roche had a large presence at the recent IAS conference on HIV Pathogenesis and Treatment held in Paris last week. We presented a great deal of new FUZEON data, including results of the 48-week data TORO 1 and TORO 2, our pivotal trials.

We continue to be impressed with the durability of FUZEON’s response. The 48-week data confirms that the magnitude of benefit provided by FUZEON is maintained over long-term therapy in treatment-experienced patients. Almost all patients who achieved undetectable levels of HIV (or less than 400 copies/mL) at 24 weeks in TORO studies maintained this response at 48 weeks. FUZEON-based combinations also delivered a 100% greater increase in the number of CD4 cells in 48 weeks compared to combinations without FUZEON.

In addition the duration of benefit was three times longer for patients receiving FUZEON-based regimens than for those receiving regimens without FUZEON. The superiority of FUZEON-based regimens at 48 weeks was observed across all patients including those with no other active drugs in their combination regimen. Patients who had a greater number of active agents combined with FUZEON achieved undetectable HIV levels in the blood in much greater proportions.

Further analysis of the 24-week data demonstrated that across all subgroups, FUZEON-containing regimens provided superior virologic and immunologic responses in all patients compared to combinations without FUZEON. Sixty-eight percent of patients who began a FUZEON-based regimen with less advanced disease (CD4 cell count greater than 100 cells/mm3) and less treatment experience (six to ten prior anti HIV drugs) achieved undetectable levels of HIV, i.e. less than 400 copies/mL, compared to only 39% of patients who did not take FUZEON.

FUZEON taken in combination with one other active drug produced similar or greater virologic suppression than individualized background regimens containing three, four or five active drugs without FUZEON. This compelling result was also seen at 48 weeks and therefore indicates sustained durability of FUZEON. The takeaway messages here are that most patients receive benefit from and remain on FUZEON therapy for at least a year and probably longer. Favorable data has promoted the acceptability of FUZEON by patients and clinicians, enhanced an already compelling cost, effectiveness case for FUZEON treatment, strengthened the rationale for public and private payer support and reinforced the importance and utility of the fusion inhibitor class of anti HIV drugs.

In conclusion, this has been a productive and challenging time for Trimeris since we launched FUZEON a little over three months ago. In the U.S., we see a trend of increasing new prescriptions each month since launch putting us on track to have 8 – 10,000 patients on drug by year-end 2003. Over the coming months by working with our colleagues at Roche, we will build on its progress and assist greater numbers of payers to provide access of FUZEON throughout the United States. By working actively with these payers we intend to improve both the coverage and co-pay status within their systems.

In addition, we are pursuing other avenues to further improved the prescription fulfillment time driving this below the 10 – 14 days required at present. Our compelling 48-week clinical data demonstrates durable virologic and immunologic benefits across all treatment experienced patients and will help to reinforce the utility of FUZEON particularly for those patients who are in earlier stages of HIV disease. These data have been favorably received by HIV treating physicians and provide even further encouragement in the effectiveness and durability of FUZEON for a broader range of treatment experience patients.

Finally, the positive manufacturing news for FUZEON should provide clinicians, patients and payers with a greater level of confidence that it can be prescribed for those patients who will benefit most from the drug and their patients will gain access to this breakthrough medication. In aggregate, these advances are expected to contribute to an enhanced uptake of FUZEON in the months to come. Since more drug supply is now available, we can accommodate more patients at year-end. As always, we look forward to keeping you up to date on progress of the FUZEON launch and all the developments at Trimeris. I would now like to turn the call over to questions.

Operator:	Thank you. At this time, I would like to remind everyone, in order to ask a question, please press the star and then the number 1 on your telephone keypad. We’ll pause just a moment to compile the Q&A roster.

Your first question comes from the line of Dennis Harp of Deutsche Bank.

Dennis Harp:	Hi, thanks for taking the question. Dani, can you give us a little bit more color on what the backlog of patients might look like at this point given that you’re sort of tracking in that thousand new scripts a month. What is the waiting list – or is there a waiting list, and what does it look like?

Dani Bolognesi:	Dennis, at the moment, there is no waiting list; there is a fairly good balance between the supply of drug and the demands for the drug as we see it. I indicated that there were 2,230 patients on drug out of 4,500 patients for which we have demand. The remainder are patients who are in the queue for shipment of drug as well as finalization of authorization for reimbursement, and then there are a few patients on that list that are still a part of the clinical patients.

Dennis Harp:	Okay, now given that you’re getting about 1,000 new scripts a month, how many patients have gone on to repeat FUZEON and then after being on it for a month or so have decided to discontinue?

Dani Bolognesi:	That rate is really quite low Dennis if you look at the discontinuation rate in TORO 1 and 2. They range in the 10% or more at 24 weeks and up to 25% for example at, you know, 48 weeks. What we’re seeing so far, in this launch is that the number of dropouts or discontinuations are much, much lower than the 24-week data.

Dennis Harp:	Okay and then I’ll just ask one more question before I let up others ask and that’s on the manufacturing front. You’ve brought in the new column somewhat sooner than you expected and it’s currently being qualified – validated – how long will that process take and then how long does the FDA review process take following validation of that new column?

Dani Bolognesi:	All right, I’m going to turn this one over to Nick.

Nick Ellis:	Hi Dennis. Our manufacturing colleagues have told us that the validation of this column should proceed within the next several weeks to a month. I am not aware of any further FDA discussions that have to take place since we’re simply repeating a process with this additional column that we already have approval for them to work with.

Dennis Harp:	Great thanks.

Operator:	Your next question comes from the line of Steve Harr of Morgan Stanley.

Steve Harr:	Good evening guys.

Dani Bolognesi:	Good evening Steve.

Steve Harr:	If I could just follow up a little bit on Dennis’ question and just when does that, when does the product from that column become available and given that you will now have decreased your cycle times and you will have increased your yield, what can we think about per cost as it moves to this year, but more importantly as we move into ‘04 and ‘05?

Dani Bolognesi:	Steve that’s a good question, I don’t want to mislead you here. We are just in the very early stages right now, as you know of qualifying this column. We’re going to need to find out to be sure how it’s performing and how it jives with the rest of the process. The material that this column is going to produce, as you can probably understand is going to come in, in the form of kits in 2004 and not 2003. So yes it has come in a bit earlier and we’ll update you on the next earnings call as to exactly how things are going on the column and what we can expect from it.

Now as far as the column is concerned, we are not changing any of our guidance – we really do need to understand how all of the process is working with the new column in place.

Steve Harr:	And then just moving to T-1249, where do we stand there? Should there be an initiation of phase 2 study this year, and what will it look like and potentially how long will it take?

Dani Bolognesi:	Yeah, Steve at the moment 1249 is in the process of being evaluated for the planning is specifically the planning of all of the clinical studies. I think we talked last time about the fact that we are very encouraged by its activity in patients who have failed FUZEON or are experiencing resistance to FUZEON. This provides us the opportunity for sequencing these drugs I think, as you well understand. We are now currently conducting a small safety study in this patient population in anticipation of starting phase 2.

We are planning to conduct phase 2 studies in the United States and the European Union and so are preparing the appropriate health authority documentation to support these studies. We are also in the process of scaling up T-1249 production and finalizing a suitable formulation to support the long-term use of T-1249. And when all these factors come together, the phase 2 program for T-1249 is going to initiate. So it’s a bit more of a complex program than we had originally anticipated and we are working diligently to obviously get this going as quickly as possible.

Steve Harr:	All right, thanks.

Operator:	Your next question comes from the line of Meg Malloy of Goldman Sachs.

Meg Malloy:	Thanks very much. I just wanted to clarify in terms of if you added 1,000 patients per month, are you assuming no change of 10 – 14 days to end the year with between 8 – 10,000 patients on therapy and I assume that’s in the U.S.?

Dani Bolognesi:	You mean the 10 – 14 days prescription processing time?

Meg Malloy:	Yes, that’s where you are right now, is that correct?

Dani Bolognesi:	That’s correct. Yes, the assumption that we’re making is very – is without that improvement going below that Meg.

Meg Malloy:	Okay, and just to clarify this, 4,500 patients, that’s the demand number is that correct?

Dani Bolognesi:	That’s correct.

Meg Malloy:	But does that mean that prescriptions have been written for 4,500 patients?

Dani Bolognesi:	That’s correct.

Meg Malloy:	Okay thanks very much. And can you give us any kind of, I know it’s early days outside of the U.S., but can you give us any kind of guidance on the number of patients that you hope to have on therapy by year end?

Dani Bolognesi:	It’s very, very early to tell Meg right now. The launch is just getting started as we told you on the call, and in the countries that we mentioned. So I don’t think that either we or Roche are prepared to really have any significant numbers that we can release now. My guess it hat we’ll know a lot more by the third quarter earnings call.

Meg Malloy:	I think that that’s fair if I made a follow up in terms of actual sales numbers given, you know, no change in the 8 – 10,000 would you still be comfortable with U.S. sales estimates, I think they’re averaging around $70 million, is that fair?

Dani Bolognesi:	Meg, at the moment there are a lot of moving parts in a very complex launch as you know.

Meg Malloy:	Right.

Dani Bolognesi:	If we maintained that level of prescription rate and it doesn’t go up, clearly we will not be able to achieve the $70 million number. However, if you look at all of the moving parts that we have where there is potential upside, starting with reimbursement supply and all of the other issues that we’ve talked about here on the call that we anticipate, are going to increase the uptake of FUZEON, then reaching a figure which we, you know, in our last earning call we said was at the high end of our comfort range, which was the $70 million, it’s possible.

Meg Malloy:	Okay, thanks very much.

Operator:	Your next question comes from the line of Julian Baker of Baker Brothers.

Julian Baker:	Hey guys. Congratulations on the manufacturing reimbursement progress. I wanted to just try to understand with a little more granularity the 4,500 demand. You said that 2,300 patients have currently been shipped drug and that’s generated revenue. Help us understand, I mean if you can, if you’re willing to, these other three buckets, the number of patients who have reimbursement but the drug, you’re just awaiting shipment, and then the number who are progressing through reimbursement and then the number who are these clinical patients. Can you bring that out at all?

Dani Bolognesi:	Julian, roughly equal numbers right now within this category represent reimbursable patients awaiting shipment and those awaiting reimbursement. The number of clinical/EAP patients is much lower as we’ve said. We’ve converted 75% of that of the number that we originally had, which was a bit above 1,000. So that gives you a sense of what’s in the bucket.

Julian Baker:	So the ballpark’s kind of 250 of them are clinical patients and the rest are something evenly split between you’ve got the reimbursement and you’re waiting for Chronimed to ship it and you’re going through reimbursement processing?

Dani Bolognesi:	That’s correct. That’s within range, yes.

Julian Baker:	And Dani if I remember from your last call, the time that it takes to go from after a patient has, after you have confirmed reimbursement to when the product is actually shipped, what’s that averaging now? Is that a week or two before?

Dani Bolognesi:	All right, I’m going to turn this one over to Walter.

Walter Capone:	Okay just to clarify, Julian, are you looking at intervals from when the prescription is first received to drug being shipped out the door?

Julian Baker:	Well I thought of it in two stages as script received to getting reimbursement and then from reimbursement received to drug shipped if I understand your buckets correctly.

Walter Capone:	That is an appropriate way to look at it and the portion that we have and exercise the most control on is the former where we can try to decrease the actual processing time. And that time very much is as we mentioned in the previous call more in a two-week range, we’ve reduced that down to a 10 – 14 day range. The latter portion once drug has been approved, reimbursement has been approved and drug can be shipped, that has more to do with the patients and physician specific conditions where the physician will have requested certain laboratory tests be conducted. The next patient visit might be the next day or it might be a week or two until that time, so there might be a little bit of room there where it’s more patient and doctor specific.

Julian Baker:	You’re talking about doing a genotype or a phenotype test on a patient to figure out what drugs to pair T-20 with that kind of testing?

Walter Capone:	That’s right. In certain cases.

Julian Baker:	Okay. And then if I could, these are the end of June numbers, we’re now three weeks into July, can you give us a sense of the trends, you know, the 1,000 payments per month of script demand have you seen, what have you seen after the end of the quarter? Can you give us any flavor of that?

Dani Bolognesi:	All right, I’ll answer it this way, without giving you specific numbers at this point, the trends are continuing.

Julian Baker:	Okay, so running more or less the same way they were in June?

Dani Bolognesi:	They’re continuing in general to move upward.

Julian Baker:	Okay, great, thanks a lot.

Operator:	Your next question comes from the line of Yaron Werber of SG Cowen.

Yaron Werber:	Yeah hi, good afternoon thanks for taking my question. Could you, I just want to expand on the previous just to make sure I got the point correctly. The 4,500 patient demand—is that currently or is that referring back to the end of Q2 three weeks ago?

Dani Bolognesi:	That was at the end of Q2.

Yaron Werber:	Okay and do you have an early reading as to how those patients are breaking out in terms of whether they’re salvage patients or whether they are treatment experience patients?

Dani Bolognesi:	Walter can answer that better.

Walter Capone:	The majority of the early patients were very much in critical stages of disease, so they are more in salvage state. What we’ve seen as physicians have gone through and had some very positive experience with those types of patients, many of those early prescribers have gone on to expand the use in patients in earlier stages of the disease.

Yaron Werber:	Thank you, and the 750 physicians that are currently prescribing, can you perhaps give us a sense as to how many patients typically do they each have or how many, do they fall into a certain profile where they either were an earlier doctor and they stay on using it prevalently or whether they tend to drop out or how does that work?

Walter Capone:	Actually we’re very pleased that that number of actively prescribing physicians is now over 1,000 out of 2,000 prescribing physicians in the U.S. and the level of prescriptions on a per physician basis is quite variable. Those that I think were involved in earlier stages have larger numbers than those who have come on either during the early access program or thereafter, but it’s primarily still along the lines that we described earlier in terms of patient types.

Yaron Werber:	And just a final question. In terms of – can you perhaps describe just a little bit your patient outreach efforts, is it going to be direct to the consumer type program, how many patients are you trying to or hoping to talk to?

Walter Capone:	The initiative to provide further education information more geared towards patients is really something that’s new and comes along with further availability of the earlier supply of additional drug that’s on hand. And that scenario, we clearly have an opportunity and have been encouraged by physicians to provide this information to patients. How exactly that will roll out and what methods we’re still determining and we’ll be able to provide further details on that as we go forward.

Yaron Werber:	Okay, thanks very much.

Operator:	Your next question comes from the line of Thomas Wei of U.S. Bancorp Piper Jaffray.

Thomas Wei:	Thanks. I had a couple of question on the demand front. If prescription demand was at 3,600 in the middle of May, why are we at so far less than 3,600 patients on drug by the end of June if the prescription processing time from a reimbursement standpoint has come down to a couple of weeks or less and then maybe a week or two for patients to have actually got that drug from their physician?

Dani Bolognesi:	The number of prescriptions that we have on hand has clearly increased steadily from our last call to the level that we’ve achieved today. The number of patients that we’re actually able to be put on drug in the middle of May is considerably lower particularly in light of the early reimbursements status and approval that we had at that time, compared to what we have today. So on a relative basis, only about 10 – 15% of patients during that early call that we had were actually active and on drug verses more like 50% that we have today. So you can see that there’s been considerable progress on that front as they’ve moved over the last six weeks.

Thomas Wei:	And can you just, I’m sorry if you mentioned this on the call earlier, but how many patients worth of drug supplies did you have actually available at the end of June?

Dani Bolognesi:	We are very close to that number as of the end of June in terms of supply and demand.

Thomas Wei:	Okay. And then I guess just another math question here. If you had 2,200 plus patients on drug by the end of June and each one got a months’ worth of their prescription, am I doing the math right that that should, you should have ended up reporting sales in June in the U.S. of north of about 3 million and that seems a little high relative to the number that you actually reported for the quarter which was just a little lower than four. Am I doing something wrong with my assumptions there?

Dani Bolognesi:	I don’t know at what time point during the month of June that you’re assuming that 2,230 were on drugs. Truly it’s been a ramp and that number has been increasing cumulatively throughout the quarter and particularly throughout the month of June.

Thomas Wei:	But when a patient gets a prescription, do they tend to get a 30-day supply of drug and don’t they pay for that all up front?

Dani Bolognesi:	Yes they do.

Thomas Wei:	Okay so regardless of the cumulative of facts during the course of the month, having over 2,200 patients by the end of the month means that all 2,200 patients paid for a month of drug during the month of June.

Dani Bolognesi:	Well the, I mean the patients; there’s a portion of timing that’s involved in that equation though.

Thomas Wei:	Okay, maybe I’ll follow up with you afterwards. I’ll jump back in a few - thanks.

Operator:	Your next question comes from the line of Bill Tanner of Leerink Swann.

Bill Tanner:	Thanks. Dani, I did have a question for you relative to the drop out rate that you’re seeing. Have you decided the drop out rate in the TORO 1 and 2 trials and I’m assuming that the dropout rate probably increased towards the end of the trial? Is that a correct assumption?

Dani Bolognesi:	It went at 24 weeks the dropout rates were approximately 12% in the TORO study. By 48 weeks they did go up to in the 20’s range. That’s definitely correct. What we’re talking about here is what we’re seeing three months, or 3- 1/2 months into the launch or the like, we’re seeing a drop of discontinuation rate, which is far below the numbers that I gave you for the 24 week numbers. So we’re not there yet, but at this point it’s far, far below that.

Bill Tanner:	So I guess the question then I had is that I would assume that the dropout rate would increase over the period of time as 12% at 24 weeks, I’m just wondering whether, you know, you kind of have you…

Dani Bolognesi:	Remember the dropouts that I’m giving you during the TORO trials are due to anything else, you know, for any reason. You can’t attribute this all to FUZEON.

Bill Tanner:	Right, right.

Dani Bolognesi:	But they would be dropping out for the other drugs or whatever reasons the patients had. So I’m just giving you numbers here and a certain amount of confidence that we’re not seeing anything so far in the launch that troubles us in any way, and in fact pleases us at the moment.

Bill Tanner:	And would you be able to give us a ballpark number on that, or would you rather not?

Dani Bolognesi:	I would rather hold onto that until we get further down into the launch.

Bill Tanner:	Okay, all right, thank you.

Operator:	Your next question comes from the line of Michael King, Bank of America Securities.

Michael King:	Hey good afternoon guys. A lot of the questions I wanted to ask have been discussed. I was curious if you could sort of map out for us, I would presume that the 48 week data present at IAS would act as a positive catalyst for sale and I’m wondering also what other sort of forward looking events can we anticipate that might provide FUZEON sales with other catalysts?

Dani Bolognesi:	Yeah, well we mentioned a lot of them you know in the prepared comments as I’m sure you’ve heard, but if you want to add more to this, ICAAC is coming up in September, we will be, we will certainly have a presence at ICAAC that compares to what we’ve had at previous meetings. So we’re going to continue to use these forums to articulate the data, the importance of the data and obviously use them as in way to talk to key opinion leaders and prescribers and patients to a certain extent as we’ve done the past. Certainly the supply issues continue to get better as you’ve heard.

Michael King:	Yes I have.

Dani Bolognesi:	We will be updating you on where we stand with supply as we move toward that point. It’s elements of that sort that we’re talking about. Reimbursement is a big one. Boy, I’d love to see California come in.

Michael King:	Yeah.

Dani Bolognesi:	As you well know, a lot of people are suffering outside of the AIDS area with the problems in California, that would be a tremendous boost to what’s going on here, if the indications of what New York did when it came through are anything like that. So, a lot of elements along the reimbursement front as well.

Michael King:	I was – I guess the question Dani has more to do with clinical data. I understand like a supply creating a demand, but in terms of the physician’s sort of conversion rate, clinical data support too. So we’ll see the 48-week data presented to a broader audience at ICAAC…

Dani Bolognesi:	And other analysis as well Mike.

Michael King:	Okay.

Dani Bolognesi:	We really presented more or less of a sketchy analysis, quite frankly, 48-week data at IAS. We have got a lot more to show.

Michael King:	Okay, and you mentioned IIIb/IV studies in your prepared remarks Dani, but you didn’t specify. Can you give us any insight to what those studies might contain?

Dani Bolognesi:	Yeah, I’m going to turn this over to Walter.

Walter Capone:	The type of studies are along the lines of what you might expect, both improving the product profile for a once a day dosing potential for this drug, so that’s got its own track in terms of subsequent trials that actually might ultimately be to filing. In addition to or beyond that, clearly supporting the use of FUZEON along the lines of the sub analysis that we’ve seen so far where we’ve said or we’ve seen data with FUZEON plus one drug, essentially provides the equipment potency in the clinical response of three, four or five of the best available drugs that are on the market today. That is clearly one avenue we would like to pursue for a number of different advantages.

Michael King:	So, Walter, does that apply to patients in the trials?

Walter Capone:	It could yes. As well as looking at FUZEON in earlier types of populations, those that are not so heavily treated and really trying to convey or identify the type of additional benefits of this drug given its very good tolerability profile, might provide for a broader group of patients.

Michael King:	Okay, thank you very much.

Operator:	Your next question comes from the line of Mark Attalienti from Alliance Capital.

Mark Attalienti:	Hi, good afternoon, I want to get a couple of points clarified please. One was 2,000 doctors in the U.S. are high prescribers, 1,000 are currently prescribing, what are the other 1,000 doing with their patients that are deep salvage?

Dani Bolognesi:	They’re gaining benefits and insight from both the data that we’ve seen so far and like most HIV drugs that are launched are looking to adopt their use or gain from the insights that other colleagues have had in terms of prescribing a drug. So the clinical trials are one thing and earlier doctors do a great job of moving product early on and it’s usually the mid to later doctors that come on later in the course of the initial launch phase.

So really what we’re seeing here is very much in line with our expectations and a bit ahead of what many people really foretold about this drug, and I think it’s a real testament to the type of results that we’ve seen in patients who are in a very desperate situation. So we expect, you know, the additional quadrupling that we’ve had in the first three months to continue to grow into the other 1,000 doctors who have yet to have their own experience with FUZEON.

Mark Attalienti:	Would say that the other doctors are skeptical of the efficacy perhaps at this point?

Dani Bolognesi:	No, I wouldn’t say that there’s a degree of skepticism, I would say that there’s a high degree of interest among all the clinicians no matter who you speak to and a great deal of it has to do with their own perceptions about who they feel would be appropriate for the drug, are all patients amenable to an injectable and once they understand and hear some of the success stories from their colleagues, they usually tend to be even more encouraged by that kind of information more than any kind of clinical data that we can convey to them.

Mark Attalienti:	Okay. The number of patients that product could be made for was raised to 18,000 recently, is that correct?

Dani Bolognesi:	The supply available at the end of 2003 is sufficient now to put 18,000 patients on drug worldwide.

Mark Attalienti:	And does that include the new column or is that just manufacturing efficiencies?

Dani Bolognesi:	No, it’s not just manufacturing efficiencies. It’s a combination of manufacturing efficiencies and reallocation of drug because of a slower launch process in Europe. I covered that in the remark earlier.

Mark Attalienti:	Right, so when the new column comes on, would we, would it be fair to say that we expect that number to go up?

Dani Bolognesi:	Well not in 2003.

Mark Attalienti:	Right.

Dani Bolognesi:	When the column becomes operational, it will take a certain amount of time before that drug can be assembled into kits. And those kits are probably going to become available in the 2004 time frame and not 2003. So the column is important to what happens in 2004.

Mark Attalienti:	Okay, and last question. About or on average 1,000 patients per month are being added, what were your expectations for the number of patients per month to come on? Is this above or below the trend line?

Dani Bolognesi:	Walter?

Walter Capone:	This is right on what we expected, and we’re very encouraged by the fact that not only are we seeing that rate, but as we alluded to earlier, we see continued improvement as we go along during the course of the drug’s launch. So I think that the clinical data and the compelling information that came from IAS and the very positive response that we’re seeing in patients as they’re being treated with the drug have really reinforced what we’ve seen so far.

Mark Attalienti:	So I thought, Dr. Bolognesi, a question or your response to Meg’s question was you’re not – and maybe I misheard this – comfortable necessarily with the current guidance still but if the pricing’s where you thought it would be and the number of patients coming on are where you thought it would be, then what’s the problem with the guidance?

Dani Bolognesi:	Yeah, Mark I think it’s the situation where we’re looking at a slower initial uptake due to some of the lags and problems and bottlenecks in reimbursement that has kept this curve obviously from achieving the rate, that rate earlier than what we would have expected. So we’re talking about a lag between the revenues that we are receiving and well basically a lag that will change the anticipated amount of revenue that we will have at the end of the year.

Mark Attalienti:	All right, you said though that the window that it takes to get reimbursed is shortened and that’s in line also with your hopes so that’s why I asked.

Dani Bolognesi:	Well again, what I’d like to make a point of here whereas we are experiencing a lag at the present time, all of the upsides that I have talked to you about that we anticipate will increase the uptake of FUZEON in the second half of the year, could counterbalance that initial lag. And the work that our partners at Roche are doing to make that happen and all of the improvements in manufacturing, the clinical data and so on and so forth, are the factors that will come into play along that line.

Mark Attalienti:	All right, thank you very much.

Operator:	Your next question comes from the line of Shekar Basu of Greenberg Healthcare.

Shekar Basu:	Thank you very much. I just wondered if you could articulate to us the definition of salvage patient population verses treatment experience verses treatment failure. And I wonder where the initial patient population will be gained? Are there patients who failed every single drug on the face of this earth or are they saying triple regimens and three of them those strictest regimens? What I’m also wondering is from reimbursement standpoint, how do managed care plans look at this drug for the salvage population verses the treatment failure population?

Dani Bolognesi:	Well I think that the term salvage and treatment experienced are used somewhat interchangeably, although treatment experienced – or salvage – tends to focus more on patients who have kind of exhausted most of their options and have few if any active drugs that are available or that they are either taking at this point. Treatment-experienced generally refers to the patients who have been on three or more lines of therapy and are kind of going into their fourth line, but are not necessarily at the salvage or an endpoint yet.

Shekar Basu:	Right.

Dani Bolognesi:	That have exhausted their options. And I think treatment failure just kind of I could refer to a first time patient who has gone beyond that first line and in need of a second line.

Shekar Basu:	Right.

Dani Bolognesi:	I think clearly the litmus test for us is what kind of response we have been getting and even the most clinically ill patients and that has it tends to happen with any new drug that comes through in HIV regardless of its profile, it will be used in patients that have no other options because, you know, clinicians and patients are that desperate. What we see with FUZEON is quite a remarkable response in some of these patients who otherwise many clinicians wouldn’t have seen anything happen or they’ve seen actually a great deal of impact in terms of restoration of immune system function or virological suppression.

And these type of patients – patients that can actually combine two or three drugs with this one, will gain some significant response at the outset and have that be sustained for a good period of time. And that’s really what we see happening more and more as this drug gets used by these clinicians.

Shekar Basu:	If I can follow through on the second point, the second patient population, you’re faeling drugs or all drugs now, would you ask to be switched to more oral drugs exhausting completely before you expose yourself to a couple of injections every single day, with FUZEON, are you going to bring some viral loads to rise on the triple regimen the third regimen before you feel it’s necessary to go to injectable drug?

Walter Capone:	Well as Dr. Bolognesi pointed out earlier, one of the key results that we saw in the analysis presented at IAS was that you had 68% response in patients who had ten or – exposure to ten or less drugs and CD4 counts above 100. That’s a clear indication to clinicians that if you want to take this patient and achieve a sense of the same kind of response in naïve patients with their first line therapy or in second line patients with a boosted P.I., you can actually achieve that now with FUZEON and have that type of response in the 60 – 70% rate last for more than one year. That type of information is really compelling and no other drug has really demonstrated that in these types of patients.

Shekar Basu:	Yeah and I just wondered how you, how the managed care community is facing that data and if its patient population has been reimbursable, based on treatment-experience and failing or not failing.

Walter Capone:	Managed care really hasn’t delineated between those patient types. What they really look at is the total burden of HIV on their total population of lives covered. And given that hospitalizations, clinical progression and the deleterious diseases that have impacted HIV patients tend to be much higher than those with more advanced cases of disease, they’re eager to see those inpatient costs be reduced and controlled and confined to an outpatient settings.

Shekar Basu:	Thank you.

Operator:	Your next question comes from the line of David Bouchey of Unterberg Towbin.

David Bouchey:	Hi guys. If I understand correctly, your collaboration loss is derived from the U.S. sales of FUZEON and then you subtract from that the cost of goods sold and marketing and promotional costs, is that correct?

Dani Bolognesi:	Correct.

David Bouchey:	Now, can you break down for us how much of that collaboration loss is due to the cost of goods sold and how much due to the other costs?

Dani Bolognesi:	We’re not planning to break that out.

David Bouchey:	Well, it was worth a try. Can I ask you this then, assuming that your marketing and promotional costs look a little lighter than I had estimated, is that primarily because of the delay of launching in certain European markets? And are we going to see those dollars being spent next quarter when you do launch?

Dani Bolognesi:	Right, well the, in the collaboration loss, that’s only U.S. sales and marketing costs.

David Bouchey:	Okay.

Dani Bolognesi:	So, Europe wouldn’t have any effect.

David Bouchey:	So Europe wouldn’t, that’s not going to have any impact.

Dani Bolognesi:	Right.

David Bouchey:	Okay and the improvements and the yield that we’ve been talking about lately will see an impact in the cost of good sold for the next quarter or is that already going to be evident in this quarter?

Dani Bolognesi:	We’re not going to be able to say anything about those things, the cost of goods, at this early stage right now David.

David Bouchey:	Okay, do you think perhaps by the end of the year?

Dani Bolognesi:	We’ll certainly look it at every chance that we get.

David Bouchey:	All right, thank you.

Operator:	Your next question comes from the line of Dennis Harp of Deutsche Bank.

Dennis Harp:	Hi, thanks for taking the follow up. I just had a quick question regarding the situation in Europe. Given that it is taking time to get individual countries on board with reimbursement, is the expanded access program growing in Europe? More patients going on and getting drug at this point so that when reimbursement comes, you can quickly convert them to paying patients?

Dani Bolognesi:	The countries that have an SLS or the equivalence of a continued early access program, are moving forward with those, so France, Spain, Italy for example will continue with those until they have full marketing approval. They are not necessarily expanding at a particularly high rate, they are adding patients but they have clearly the same criteria that were indicated before that they will have going forward. More patients will be added, but it won’t be at the same rate as a true commercial launch.

Dennis Harp:	Okay, thanks.

Operator:	Your next question comes from the line of Julian Baker of Baker Brothers.

Julian Baker:	Hi, thanks for taking the follow up. Guys, I just wanted to clarify a couple of your earlier questions. On Thomas’ question, could you guys just, are you able to tell us what the number of kits, a one month supply of drug, which I understand constitutes a kit, what was the number of kits shipped in the quarter? Are you in a position to be able to disclose that?

Dani Bolognesi:	No, we’re not, Julian.

Julian Baker:	Okay, but presumably, the math would suggest that it would have to be something more than 2,250 kits right? Again 2,250 patients on drug, those are paying patients on drugs.

Dani Bolognesi:	That’s logical, yes.

Julian Baker:	And some of those patients would have gotten more than one month because they would have started at the beginning of the quarter and you’ve said the discontinuation rate was low.

Dani Bolognesi:	Yes, that’s right.

Julian Baker:	Okay. Well, I was just trying to work out my own math here. So then the other follow up was on Mark’s question. On this guidance, the guidance last quarter was 8 to 10,000 patients on FUZEON at the end of the year. Has that changed?

Dani Bolognesi:	If we, what we have said is that if we continue with the prescription flow that we are seeing now, and don’t improve it beyond the 1,000 prescriptions per month, this would put on track to have 8 – 10,000 patients on drug at the end of the year.

Julian Baker:	Okay, so if that’s the same, then the revenue guidance if I remember from the last call was, I guess this is a question for Bob, someone asked how you feel about the $70 million revenue estimates on the Street and you said that’s at the upper end of our confidence range.

Dani Bolognesi:	That’s correct.

Julian Baker:	And there’s some – if there’s a shortfall it’s related to the timing of getting all the reimbursement in place.

Dani Bolognesi:	Exactly correct.

Julian Baker:	So is that, has that changed?

Dani Bolognesi:	Well, what has changed is that the sludge in the system, in the reimbursement system is preventing us from achieving the area under that curve to give you the revenue guidance that we were suggesting so the only way to get there at the moment is obviously to increase the prescription flow, and that’s what all of this work that we’re talking about right now with regard to reimbursement with regard to promotion, with regard to the data and supply is intended to do.

Julian Baker:	Okay, so I mean you said before was at the upper end of your confidence range and now you’re saying is it still in the range or is it out of the range? I am just trying to, because you had already said that there was a timing, I’m just trying to understand what.

Dani Bolognesi:	Maybe I misspoke or we haven’t connected here. What we said last time was this was at the high end of our range.

Julian Baker:	Right.

Dani Bolognesi:	Okay, so in order for us to achieve the same metric right now with what we are seeing in terms of the sales numbers that we’ve given you, will require that the prescription rate go above the number that we talked to you about which is 1,000 per month.

Julian Baker:	Okay. But right now, you still think you’ll have 8 – 10,000 paying patients on FUZEON in the U.S. at the end of the year?

Dani Bolognesi:	That’s correct, and the important part of it as I mentioned earlier during the prepared remarks, Julian, is that that establishes the baseline for what will happen in – that would establish a baseline or a base case if I could put it that way for 2004 of having 20 – 22,000 patients on drug by the year end. Which is the guidance, which exists right now in the market place.

Julian Baker:	And that’s 20 – 22,000 patients on drug in the U.S. year-end ‘04?

Dani Bolognesi:	Correct. The U.S., which is basically 65% of the figure, or 32,000 patients, which is the guidance that we gave previously.

Julian Baker:	Okay, gotcha - thanks a lot.

Operator:	Your next question comes from the line of Thomas Wei of U.S. Bancorp Piper Jaffray.

Thomas Wei:	I’ll keep this short, when we look at the patient number of changes from mid May to the end of June, the 900 patients, is that the real number of new prescriptions that we requested or is that somehow a net number? I guess you had mentioned that the dropout rate is very low once the patient is actually on drug. But what about before getting drug? Are there patients who actually had reimbursement denied or dropped off the list somehow and the actual number of new scripts is higher than 900?

Dani Bolognesi:	If you would adjust for, if you include the small number of discontinuations it is accurate to say that the new prescriptions is actually in excess of that 900 figure.

Thomas Wei:	Okay, thank you.

Operator:	Your next question comes from the line of Michael King, Bank of America Securities.

Michael King:	Yeah, thanks for taking the follow up question. I just wanted to ask for another point of clarification just so that we’re clear on everything, because we I’ve gotten a lot of questions about the increase in supply getting, if I heard it correctly, you said that roughly half of the increase in supply comes from improved process and the other have comes from the shift from Europe over to the U.S. So is that equally split between the two?

Dani Bolognesi:	Roughly yes. Michael.

Michael King:	Okay, so the previous number was 12,000.

Dani Bolognesi:	Twelve to 15,000.

Michael King:	Twelve thousand.

Dani Bolognesi:	That’s correct.

Michael King:	Going to 18, so that 3,000 whether that’s the low end or the high end comes 1,500 from manufacturing, 1,500 from Europe?

Dani Bolognesi:	That’s a reasonable way of looking at it, yes.

Michael King:	The size of the supply that you’re able to deliver increases but the mix shift also increase geographically.

Dani Bolognesi:	Yes.

Michael King:	Okay, thank you very much.

Dani Bolognesi:	Short term - yeah.

Operator:	Your next question comes from the line of Parris Holbert of American Express.

Parris Holbert:	First, I’d just like to have you clarify for me how exactly you are recording and recognizing revenues. You did talk in the beginning about how there recorded when Chronimed allocates the product and confirms your reimbursement, but I wasn’t sure that that was the point at which the patient actually has received the drug for the one month.

Dani Bolognesi:	Okay.

Tim Creech:	Right, and basically there’s only a day or so lag between those two different events occurring - so basically when Chronimed has allocated the drug and gotten reimbursement for the prescription then we recognize that, and then the drug is shipped within a day or so after that.

Parris Holbert:	Okay, and then second question, was you said that you had received a $ 5 million milestone from Roche?

Tim Creech:	For EU approval.

Parris Holbert:	And that was in Q2?

Tim Creech:	Correct.

Parris Holbert:	Where was that recorded?

Tim Creech:	We amortize from the time that was received until 2007. And that amortization is recorded in milestone revenue of $750,000 for the quarter. In other words, the $5 million will be spread over that time period along with all our other milestones.

Parris Holbert:	Okay, thanks very much.

Operator:	Ladies and gentlemen, we have reached the end of our questions. Dr. Bolognesi, are there any closing remarks?

Dani Bolognesi:	No, except to thank everyone for participating. I’m sorry about the late hour, but what we were trying to do here was to do our call in conjunction with our colleagues at Roche who will be discussing their own results and some of these early tomorrow morning and continuing throughout the day.

Operator:	This concludes this afternoon’s Trimeris conference call. Thank you for participating, you may now disconnect.

END